Exhibit 99.3

BLOG POST BY ROBERT N. BRISCO,

PRESIDENT AND CHIEF EXECUTIVE OFFICER

INET To Go Private*

We may have completed, in but 3 years, the roundtrip:

PrivateàPublicàPrivate

Oh, what a trip it’s been.

Today’s news is that Internet Brands has agreed to be acquired by international private equity firm Hellman & Friedman.

We became a public company three years ago, just as the global financial markets began to falter—and ultimately crater.  We’ve prospered, despite the most difficult economic, financial, and advertising market backdrop in about 85 years.

We take pride in our NASDAQ performance and shareholder returns.  At the $13.35 offer price, our stock would have appreciated roughly 67% from our IPO.  That compares to an overall NASDAQ decline during the same period of roughly -10%.  Our management team is proud of our performance and I am proud of them.  We are blessed with a great team.

So, why potentially go private again?  Because we believe this would be a good deal for our shareholders.  Because we would continue to build one of the finest New Media companies in the world and become even more focused on long-term growth.  Because H&F would be a great partner.  H&F has impressed us with their knowledge of New Media, and with their professionalism, focus, and intensity.  H&F Managing Director Andy Ballard has been an absolute pleasure.

Without a doubt, we would miss many of the friends we have made along the way.  INET will miss the brilliant, 11-year Chairmanship of Howard Morgan.  (While we will lose a great Chairman, we retain a great friend.)  We will miss the support and inspiration from all of our friends at Idealab, from Bill Gross, and from our terrific Board of Directors.  We will miss some of the loyal shareholder relationships we have developed.

As we prepare to embark on the next leg of our journey, we express deep gratitude for those who have been with us.

-Bob

*  All of this assumes the transaction is approved by our shareholders and clears regulatory processes.  See INET press release for more detail.

In connection with the proposed transaction, Internet Brands will file a proxy statement and other materials with the Securities and Exchange Commission (“SEC”).  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INTERNET BRANDS AND THE PROPOSED TRANSACTION.  Investors may obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Internet Brands at http://www.sec.gov, the SEC’s free internet site.  Free copies of Internet Brands’ SEC filings including the proxy statement (when available) are also available on Internet Brands’ internet site at http://www.internetbrands.com/ under “Investors.”

Internet Brands and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Internet Brands’ stockholders with respect to the proposed transaction.  Information regarding the officers and directors of Internet Brands is included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2010 with respect to the 2010 Annual Meeting of Stockholders of Internet Brands.  More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

Safe Harbor Statement

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements, by their nature, are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  The forward-looking statements include, without limitation, statements relating to the benefits of the proposed transaction, statements relating to future performance of Internet Brands, statements relating to the completion of the proposed transaction, and other statements containing words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions or statements of current expectation, assumption or opinion.  There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including the following: (1) Internet Brands may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of Internet Brands may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings that may be instituted against Internet Brands and others following the announcement of the merger agreement; (6) Internet Brands may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (10) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all.  Additional factors that may affect the future results of Internet Brands are set forth in its filings with the SEC, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in Internet Brands’ Annual Report on Form 10-K for the annual period ended December 31, 2009 and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document.  Internet Brands is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this document to reflect circumstances existing after the date of this document or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.